SEARS MERCHANDISE GROUP
3333 Beverly Road
Hoffman Estates, IL  60179

December 14, 1994


ARTHUR C. MARTINEZ
Chairman and Chief
Executive Officer
708 - 286 - 1702
Fax 708 - 286 - 1483




Mr. Alan Lacy
839 Lake Ave
Greenwich CT 06831

Dear Alan:

I am happy to formally advise you that the Board of Directors has elected you Senior Vice President - Finance for the Sears
Merchandise Group effective December 15, 1994. Welcome to the Sears Team! In this position, you will be reporting to Russ Davis, Executive Vice President and Chief Financial Officer.

This letter will serve as a final confirmation of the compensation package we agreed upon.

Your compensation package will consist of the following:

     - Annual base salary of $425,000, with periodic increases based on performance.

     - Participation in the Sears Annual Incentive Plan with a bonus target of 60% of your base salary. Based on your salary, the initial bonus target amounts to $255,000 pro-rata. The annual incentive performance objective for your position is based on achievement of net income goals for Sears Merchandise Group. For 1995, the plan pays for performance above the threshold objective as follows:

            -- Threshold (82% of performance objective) pays 25% of target

            -- Intermediate (91% of performance objective) pays 75% of target

            -- Target (100% of performance objective) pays 100% of target

            -- Maximum (130% of performance objective) pays 230% of

            target

      We will guarantee a minimum bonus of $255,000 for 1995.

Mr. Alan Lacy
December 14, 1994
Page 2




      - Participation in the Sears Long-Term Incentive Plan with a potential incentive target of 125% of base pay
            pro-rata.   Initially, 62.5% of your long-term
            incentive will be paid in Sears stock options and 62.5% in cash. The cash incentive is currently based on Sears Merchandise Group net income and return on average equity.

      - Sign-on bonus of $100,000, payable within 30 days following the beginning of your employment at Sears.

      - 10,000 shares of Restricted Stock with the following anticipated vesting schedule:

                  1/96  -     3,333 shares
                  1/97  -     3,333 shares
                  1/98  -     3,334 shares

      - 20,000 Non-qualified Stock Options which will vest in equal increments over a three year period.

      - Participation in standard Company benefits commensurate with your position. Your annual vacation will be three weeks.

      - Relocation assistance in accordance with Sears Relocation Policy which includes a $10,000 moving allowance, reimbursement for temporary living, reimbursement for home visits and house hunting, a home purchase program available through Coldwell Baker Relocation and reimbursement of customary closing costs for your new residence.

                  -     We've agreed to extend temporary living
                        reimbursement through June 30, 1995.

                  - We've agreed to provide round-trip travel reimbursement between Chicago and Greenwich from December 15, 1994 through June 30,1995. Reimbursement is limited to a maximum of $10,000 over the six and one half-month period.

      -     Payment of COBRA premiums under the Philip Morris
            Medical  Plan for up to eighteen months.

Mr. Alan Lacy
December 14,1994
Page 3



      - Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However;

      - in the event that Sears should terminate you, other than for cause during your first three years of employment, you will receive one and one-half year's base salary and a pro rata share of your annual incentive. This will constitute the entire damages you can claim against Sears.

      - in the event that you should initiate the termination of your employment prior to July 1, 1996, due to our failure to promote you to Executive VP/CFO, you will receive one year's base salary and a pro-rata share of your annual incentive.


Alan, we have great confidence in your ability to significantly contribute to the future success of Sears. I look forward to working with you to build that success.

Sincerely,




/s/ ARTHUR C. MARTINEZ


cc: A. J. Rucci
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